Exhibit 99.1

News Release – February 21, 2019

CubeSmart Reports 2018 Annual Results

MALVERN, PA -- (Globe Newswire) – February 21,  2019 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and twelve months ended December 31, 2018.

“This past year marks the third year in a row that we have increased our total stores under management by at least 16%, further leveraging the scale benefits of our operating platform and expanding our brand in the most desirable storage markets,” commented President and Chief Executive Officer Christopher P. Marr. “Despite new supply’s impact on fundamentals in select submarkets, demand continues to remain steady and broad-based. Looking forward to 2019, we remain focused on maximizing store performance and maintaining our disciplined investment strategy to generate attractive long-term risk-adjusted returns for shareholders.”

Key Highlights for the Fourth Quarter

•	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.26.
•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.42, representing a year-over-year increase of 2.4%.
•	Increased same-store (456 stores) net operating income (“NOI”) 1.9% year over year, driven by 3.2% revenue growth and a 6.9% increase in property operating expenses.
•	Same-store occupancy during the quarter averaged 91.8% and ended the quarter at 91.2%.
•	Closed on four property acquisitions totaling $117.7 million.
•	Closed on one property that the Company previously had under contract to acquire upon completion of construction and issuance of certificate of occupancy (“C/O”) for $19.1 million.
•	Closed on two property dispositions totaling $17.5 million
•	Increased the quarterly dividend 6.7% to an annualized rate of $1.28 per common share from the previous annualized rate of $1.20 per common share.
•	Sold 0.7 million common shares at an average sales price of $32.25 per share, resulting in net proceeds of $23.5 million.
•	Added 61 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 593.

Financial Results

Net income attributable to the Company’s common shareholders was $48.2 million for the fourth quarter of 2018, compared with $39.5 million for the fourth quarter of 2017.  EPS attributable to the Company’s common shareholders was $0.26 for the fourth quarter of 2018, compared with $0.22 for the same period last year.

Net income attributable to the Company’s common shareholders for the year ended December 31, 2018 was $163.9 million, compared with $134.3 million for the year ended December 31, 2017. EPS increased 20.3% to $0.89 for the year ended December 31, 2018 compared with $0.74 for the prior year.

FFO, as adjusted, was $79.9 million for the fourth quarter of 2018, compared with $76.3 million for the fourth quarter of 2017.  FFO per share, as adjusted, increased 2.4% to $0.42 for the fourth quarter of 2018, compared with $0.41 for the same period last year.

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FFO, as adjusted, for the year ended December 31, 2018 was $307.8 million, compared with $291.5 million for the year ended December 31, 2017. FFO per share, as adjusted, increased 3.1% to $1.64 for the year ended December 31, 2018, compared with $1.59 for the year ended December 31, 2017.

Investment Activity

Acquisition Activity

The Company acquired four stores located in California, Illinois, New York, and Texas for $117.7 million during the three months ended December 31, 2018. For the full year, the Company acquired nine stores for $208.4 million, excluding one property acquired at C/O. Additionally, the Company is under contract to acquire two stores for $70.5 million.

Disposition Activity

During the three months and full year ended December 31, 2018, the Company sold two properties in Arizona for $17.5 million.

Unconsolidated Real Estate Venture Activity

During the fourth quarter of 2018, the Company’s real estate venture, HVP IV, acquired two properties located in Connecticut for $15.1 million. For the year ended December 31, 2018, HVP IV acquired 12 properties for $129.4 million, of which the Company contributed $14.1 million. Additionally, HVP IV has one property under contract for $10.7 million that is expected to close during the first quarter of 2019.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage properties in high-barrier-to-entry locations. These agreements are structured as either purchases at C/O or as joint venture developments. During the fourth quarter of 2018, the Company acquired one property at C/O, located in California, for $19.1 million. For the year ended December 31, 2018, the Company acquired one store at C/O and opened for operation one joint venture development property for an aggregate total cost of $111.2 million.

As of December 31, 2018, the Company had six joint venture development properties under construction. The Company anticipates investing a total of $160.0 million related to these projects and had invested $82.6 million of that total as of year-end.  These stores are located in New York (3), Massachusetts (2), and New Jersey (1). The six projects are expected to open at various times between the first quarter of 2019 and the second quarter of 2020.

Third-Party Management

As of December 31, 2018, the Company’s third-party management program included 593 stores totaling 38.5 million square feet.  During the three and twelve months ended December 31, 2018, the Company added 61 stores and 209 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio at December 31, 2018 included 456 stores containing approximately 31.4 million rentable square feet, or approximately 90.8% of the aggregate rentable square feet of the Company’s

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493 owned stores.  These same-store properties represented approximately 93.0% of property NOI for the quarter ended December 31, 2018.

Same-store physical occupancy at period end for the fourth quarter of 2018 was 91.2%, compared with 91.5% for the same quarter of last year.  Same-store revenues for the fourth quarter of 2018 increased 3.2%, and same-store operating expenses increased 6.9% from the same quarter in 2017.  Same-store NOI increased 1.9%, as compared with the same period in 2017.

For the year ended December 31, 2018, same-store revenues increased 3.3%, same-store operating expenses increased 3.5%, and same-store NOI increased 3.3%, as compared with the year ended December 31, 2017.

Operating Results

As of December 31, 2018, the Company’s total owned portfolio included 493 stores containing 34.6 million rentable square feet with a physical occupancy of 89.0%.

Revenues increased $10.4 million and property operating expenses increased $5.2 million in the fourth quarter of 2018, as compared with the same period in 2017.  Increases in revenues were primarily attributable to increased net effective rents in the same-store portfolio and revenues generated from property acquisitions and recently opened development properties.  Increases in property operating expenses were primarily attributable to a $2.7 million increase in property taxes.

General and administrative expenses increased from $8.2 million during the three months ended December 31, 2017 to $10.8 million during the three months ended December 31, 2018, an increase of $2.6 million. The change is primarily attributable to increased professional fees, a $1.8 million charge associated with the settlement of a legal action, and payroll expenses resulting from additional employee headcount to support our growth.

Interest expense increased from $14.9 million during the three months ended December 31, 2017 to $16.3 million during the three months ended December 31, 2018, an increase of $1.4 million.  The increase is attributable to a higher amount of outstanding debt and higher interest rates during the 2018 period. To fund a portion of the Company’s growth, the average debt balance during the three months ended December 31, 2018 increased approximately $91 million from the same period in 2017 from $1,655 million to $1,746 million. The weighted average effective interest rate on our outstanding debt increased from 3.83% for the three months ended December 31, 2017 to 3.98% for the three months ended December 31, 2018.

Financing Activity

During the fourth quarter, the Company sold 0.7 million common shares of beneficial interest through its “at-the-market” equity program (“ATM”) at an average sales price of $32.25 per share, resulting in net proceeds of $23.5 million, after deducting offering costs. For the full year, the company sold 4.3 million shares of beneficial interest at an average sales price of $31.09 per share and raised $131.8 million of net proceeds through the ATM program, after deducting offering costs. As of December 31, 2018, the Company had 10.5 million shares available for issuance under the existing equity distribution agreements.

On January 30, 2019, the Operating Partnership issued $350.0 million in aggregate principal amount of unsecured senior notes due February 15, 2029 which bear interest at a rate of 4.375% per annum (the “2029 Notes”). The 2029 Notes were priced at 99.356% of the principal amount to yield 4.455% to maturity. Net proceeds from the offering were used to repay all of the outstanding indebtedness under the Company’s $200.0 million unsecured term loan portion of its credit facility that was scheduled to mature in January 2019. The

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remaining proceeds from the offering were used to repay a portion of the outstanding indebtedness under the revolving portion of the Company’s credit facility.

Quarterly Dividend

On December 13, 2018, the Company declared a dividend of $0.32 per common share, a 6.7% increase compared with the Company’s previously declared quarterly dividend of $0.30 per common share. The dividend was paid on January 15, 2019 to common shareholders of record on January 2, 2019.

2019 Financial Outlook

“Our same-store growth expectations for 2019 are primarily driven by modest increases in net effective rents, continued pressure on real estate taxes, and the rolling three-year impact from new supply on our portfolio,” stated Chief Financial Officer Tim Martin. “Our FFO guidance reflects the impact of our January 2019 bond offering and the near-term dilution generated by our value creation pipeline of new development assets. With access to a variety of capital sources, our balance sheet remains well positioned to support the Company’s strategic growth initiatives.”

The Company estimates that its fully diluted FFO per share, as adjusted, for 2019 will be between $1.64 and $1.69, and that its fully diluted earnings per share for the period will be between $0.84 and $0.89.  Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance.  For 2019, the same-store pool will consist of 468 properties totaling 32.5 million square feet.

	Current Ranges for
2019 Full Year Guidance Range Summary	Annual Assumptions
Same-store revenue growth	1.50%	to	2.50%
Same-store expense growth	3.0%	to	4.0%
Same-store NOI growth	1.00%	to	2.25%

Acquisition of wholly-owned operating properties	$75.0M	to	$150.0M
Acquisition of properties at C/O	$0		$0
New development openings	$129.4M		$129.4M
Dispositions	$0	to	$50.0M
Dilution from properties in lease-up	$(0.09)	to	$(0.10)

Property management fee income	$22.0M	to	$24.0M
General and administrative expenses	$38.5M	to	$39.5M
Interest and loan amortization expense	$76.5M	to	$78.5M
Weighted average shares and units	190.0M		190.0M

Earnings per diluted share allocated to common shareholders	$0.84	to	$0.89
Plus: real estate depreciation and amortization	$0.80		$0.80
FFO per diluted share, as adjusted	$1.64	to	$1.69

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1st Quarter 2019 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.18	to	$0.19
Plus: real estate depreciation and amortization	0.21		0.21
FFO per diluted share, as adjusted	$0.39	to	$0.40

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, February 22, 2019 to discuss financial results for the three and twelve months ended December 31, 2018.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.cubesmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10127558.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, and 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through March 22, 2019.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10127558.

Supplemental operating and financial data as of December 31, 2018 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2019 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The

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Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to

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time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•adverse changes in the national and local economic, business, real estate and other market conditions;

•the effect of competition from existing and new self-storage properties on our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•reduced availability and increased costs of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;

•failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•reductions in asset valuations and related impairment charges;

•cyber security breaches or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters or acts of violence, terrorism, or war that affect the markets in which we operate;

•potential environmental and other liabilities;

•uninsured losses;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

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Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

Fourth Quarter 2018	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 31,
	2018	2017

ASSETS
Storage properties	$4,463,455	$4,161,715
Less: Accumulated depreciation	(862,487)	(752,925)
Storage properties, net (including VIE assets of $330,986 and $291,496, respectively)	3,600,968	3,408,790
Cash and cash equivalents	3,764	5,268
Restricted cash	2,718	3,890
Loan procurement costs, net of amortization	963	1,592
Investment in real estate ventures, at equity	95,796	91,206
Other assets, net	48,763	34,590
Total assets	$3,752,972	$3,545,336

LIABILITIES AND EQUITY
Unsecured senior notes, net	$1,143,524	$1,142,460
Revolving credit facility	195,525	81,700
Unsecured term loans, net	299,799	299,396
Mortgage loans and notes payable, net	108,246	111,434
Accounts payable, accrued expenses and other liabilities	149,914	143,344
Distributions payable	60,627	55,297
Deferred revenue	22,595	21,529
Security deposits	474	486
Total liabilities	1,980,704	1,855,646

Noncontrolling interests in the Operating Partnership	55,819	54,320

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 187,145,103 and 182,215,735 shares issued and outstanding at December 31, 2018 and 2017, respectively	1,871	1,822
Additional paid-in capital	2,500,751	2,356,620
Accumulated other comprehensive (loss) income	(1,029)	3
Accumulated deficit	(791,915)	(729,311)
Total CubeSmart shareholders’ equity	1,709,678	1,629,134
Noncontrolling interests in subsidiaries	6,771	6,236
Total equity	1,716,449	1,635,370
Total liabilities and equity	$3,752,972	$3,545,336

Fourth Quarter 2018	Page 9

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	For the year ended December 31,
	2018	2017	2016

REVENUES
Rental income	$517,535	$489,043	$449,601
Other property related income	60,156	55,001	50,255
Property management fee income	20,253	14,899	10,183
Total revenues	597,944	558,943	510,039
OPERATING EXPENSES
Property operating expenses	196,866	181,508	165,847
Depreciation and amortization	143,350	145,681	161,865
General and administrative	37,712	34,745	32,823
Acquisition related costs	—	1,294	6,552
Total operating expenses	377,928	363,228	367,087
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(62,132)	(56,952)	(50,399)
Loan procurement amortization expense	(2,313)	(2,638)	(2,577)
Equity in losses of real estate ventures	(865)	(1,386)	(2,662)
Gains from sale of real estate, net	10,576	—	—
Other	206	872	1,062
Total other expense	(54,528)	(60,104)	(54,576)
NET INCOME	165,488	135,611	88,376
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(1,820)	(1,593)	(941)
Noncontrolling interest in subsidiaries	221	270	470
NET INCOME ATTRIBUTABLE TO THE COMPANY	163,889	134,288	87,905
Distribution to preferred shareholders	—	—	(5,045)
Preferred share redemption charge	—	—	(2,937)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$163,889	$134,288	$79,923

Basic earnings per share attributable to common shareholders	$0.89	$0.74	$0.45
Diluted earnings per share attributable to common shareholders	$0.88	$0.74	$0.45

Weighted-average basic shares outstanding	184,653	180,525	178,246
Weighted-average diluted shares outstanding	185,495	181,448	179,533

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Same-Store Facility Results (456 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2018	2017	Change	2018	2017	Change

REVENUES
Rental income	$122,313	$118,588	3.1%	$483,421	$468,090	3.3%
Other property related income	12,426	11,935	4.1%	49,888	48,105	3.7%
Total revenues	134,739	130,523	3.2%	533,309	516,195	3.3%

OPERATING EXPENSES
Property taxes	13,840	11,856	16.7%	55,816	52,105	7.1%
Personnel expense	10,595	10,417	1.7%	42,618	41,988	1.5%
Advertising	1,739	2,145	(18.9)%	8,112	8,128	(0.2)%
Repair and maintenance	1,904	1,747	9.0%	6,173	6,204	(0.5)%
Utilities	3,633	3,521	3.2%	15,560	15,220	2.2%
Property insurance	658	668	(1.5)%	2,696	2,773	(2.8)%
Other expenses	5,407	4,972	8.7%	21,467	20,916	2.6%

Total operating expenses	37,776	35,326	6.9%	152,442	147,334	3.5%

Net operating income (1)	$96,963	$95,197	1.9%	$380,867	$368,861	3.3%

Gross margin	72.0%	72.9%		71.4%	71.5%

Period end occupancy (2)	91.2%	91.5%		91.2%	91.5%

Period average occupancy (3)	91.8%	92.2%		92.7%	92.9%

Total rentable square feet	31,434			31,434

Realized annual rent per occupied square foot (4)	$16.96	$16.38	3.5%	$16.60	$16.03	3.6%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$96,963	$95,197		$380,867	$368,861
Non same-store net operating income (1)	7,244	4,307		22,578	13,006
Indirect property overhead (5)	(154)	(683)		(2,367)	(4,432)
Depreciation and amortization	(38,099)	(34,855)		(143,350)	(145,681)
General and administrative expense	(10,847)	(8,223)		(37,712)	(34,745)
Acquisition related costs	-	(232)		-	(1,294)
Interest expense on loans	(16,335)	(14,924)		(62,132)	(56,952)
Loan procurement amortization expense	(578)	(579)		(2,313)	(2,638)
Equity in losses of real estate ventures	(80)	(81)		(865)	(1,386)
Gains from sale of real estate, net	10,576	-		10,576	-
Other	(54)	(69)		206	872

Net income	$48,636	$39,858		$165,488	$135,611

(1)	Net operating income (“NOI”) in a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(2)	Represents occupancy at December 31of the respective year.
(3)	Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Includes property management income earned in conjunction with managed properties.

Fourth Quarter 2018	Page 11

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net income attributable to the Company's common shareholders	$48,156	$39,547	$163,889	$134,288

Add (deduct):
Real estate depreciation and amortization:
Real property	37,396	34,136	140,538	142,961
Company's share of unconsolidated real estate ventures	2,523	2,527	10,286	10,243
Gains from sale of real estate, net	(10,576)	—	(10,576)	—
Noncontrolling interests in the Operating Partnership	535	399	1,820	1,593

FFO attributable to common shareholders and OP unitholders	$78,034	$76,609	$305,957	$289,085

Add (deduct):
Loan procurement amortization expense - early repayment of debt	—	—	—	190
Acquisition related costs	—	257	—	1,319
Loss related to settlement of legal action	1,828	—	1,828	—
Property damage related to hurricanes, net of expected insurance proceeds (1)	—	(550)	—	874

FFO, as adjusted, attributable to common shareholders and OP unitholders	$79,862	$76,316	$307,785	$291,468

Earnings per share attributable to common shareholders - basic	$0.26	$0.22	$0.89	$0.74
Earnings per share attributable to common shareholders - diluted	$0.26	$0.22	$0.88	$0.74
FFO per share and unit - fully diluted	$0.41	$0.42	$1.63	$1.57
FFO, as adjusted per share and unit - fully diluted	$0.42	$0.41	$1.64	$1.59

Weighted-average basic shares outstanding	186,485	181,437	184,653	180,525
Weighted-average diluted shares outstanding	187,329	182,432	185,495	181,448
Weighted-average diluted shares and units outstanding	189,363	184,310	187,516	183,598

Dividend per common share and unit	$0.32	$0.30	$1.22	$1.11
Payout ratio of FFO, as adjusted	76.2%	73.2%	74.4%	69.8%

(1)	Year ended December 31, 2017 includes $0.1 million of storm damage related costs that are included in the Company’s share of equity in losses of real estate ventures.

Fourth Quarter 2018	Page 12